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                                                                   Exhibit 10.52
                        EXECUTIVE SEPARATION AGREEMENT

     THIS EXECUTIVE SEPARATION AGREEMENT (the "Agreement") is entered into this __ day of January, 1998, by and between Retix ("Company") and M.Y. Stephan ("Employee").


     WHEREAS, the Company and Employee have mutually agreed to terminate the employment relationship and to establish a consulting arrangement between them.


     NOW, THEREFORE, IT IS AGREED as follows:


                     I.  Terms of Separation and Transition


     1. Employee's resignation as President and Chief Executive Officer shall be deemed effective as of the close of business on December 27, 1997 (the "Termination Date"). Employee's resignation from any other positions with any other entity which may be deemed to be an affiliate of the Company shall also be effective on the Termination Date.


     2.  In contemplation of the separation, the parties agree:


         (a) Employee's termination has arisen as a result of a "constructive termination" under Section 5(b)(i) of Employee's Employment Agreement with the Company dated September 27, 1995 (the "Employment Agreement") and Employee will receive the payments, benefits and other severance provisions as provided in the Employment Agreement and the confirming letter executed by Employee and the members of the Compensation Committee of the Board of Directors of the Company dated December 17, 1997 (the "Confirming Letter"). As a result, the Company and Employee agree that Sections 1, 2 and 3 of the Addendum to Employment Agreement dated December 17, 1997 shall not apply or remain operative.


         (b) As indicated in the Confirming Letter, due to the consolidation of operations between the Company and its Vertel Corporation subsidiary, under the terms of Employee's Employment Agreement, all options previously granted to Employee by the Company have become fully vested and all shares of the Company's Common Stock that Employee has received upon exercise of these options have been released from any rights of repurchase by the Company (other than related to the pledging of such shares as security for the payment of any notes executed by Employee in connection with their purchase).


         (c) If Employee requests the release of any shares of the Company's Common Stock held as security for the payment of outstanding promissory notes owed to the Company by Employee in connection with the proposed sale or other disposition of such shares by Employee, Employee agrees to repay at least that percentage of the then outstanding principal owed under all such notes as is equal to the percentage of shares then held by the Company as security as a condition to the release of such shares.
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         (d)    To the extent provided by the Employment Agreement, the
Company's obligations to provide medical coverage or to reimburse for payments made by Employee for continued medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall terminate at such time as Employee becomes eligible to receive medical coverage providing a general level of benefits similar to those offered by the Company to its employees generally from another employer from which Employee is permitted to accept employment under Section 7 of this Agreement.


         (e) In addition to Employee's regular base compensation through the Termination Date and the payments provided otherwise in this Agreement, Employee shall be provided an additional severance payment of $255,000, which Employee acknowledges has already been paid to him or deposited for his account in accordance with his instructions, and shall pay an additional severance payment of $120,000 on July 1, 1998.


         (f) As contemplated by paragraph (2) of the Confirming Letter, the Company shall retain Employee as a consultant as set forth in Article II below.


         (g) Following the Termination Date, Employee shall remain a member of the Board of Directors of the Company. As a member of the Board of Directors of the Company who is not an employee of the Company following the Termination Date, Employee will be eligible to receive options to purchase Common Stock of the Company as and to the extent provided in the Company's 1996 Directors' Stock Option Plan. The Company and Employee understand that the Board of Directors will review continuing membership on the Board of Directors with respect to all members as a result of the consolidation of operations of the Company with that of its subsidiary Vertel Corporation and the search for additional Board members, and that the Chief Executive Officer of the Company will provide his recommendations in these regards. In all events, Employee's continued service as a member of the Board of Directors shall be subject to the nomination of Employee to such position and his election by the shareholders of the Company.


                          II.  CONSULTING RELATIONSHIP



     3. Employee will make himself available at reasonable times and places to perform consulting services for the Company during the period beginning on the Termination Date and ending four years after the Termination Date (the "Consulting Term"). The Consulting Term shall be unaffected by any possible future termination in Employee's status as a member of the Board of Directors of the Company. Such services will include:


         (a) continuing reasonable and customary transition support as requested by the Company's current executive officers during the six months following the Termination Date. Such support, generally in the form of telephonic, fax or e-mail communication, shall be with respect to areas within the general scope of Employee's duties while he was employed as an executive officer by the Company, e.g. strategic and product planning and general business direction and key account relationships in which Employee participated in a meaningful way. No additional compensation shall be paid for such transition support unless extraordinary in nature, in which case it shall be at Employee's option to provide such extraordinary support and
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for such additional compensation as may be agreed between the Company and
Employee.



         (b) additional services concerning business strategy, market development or such other subjects as may be agreed between the Company and Employee. All consulting assignments and pertinent terms, including compensation, shall be determined by Employee and the Chief Executive Officer or Board of Directors of the Company.


     4. Employee agrees that he will from time to time during the Consulting Term keep the Company advised as to Employee's progress in performing any agreed upon services and that Employee will, as requested by the Company, prepare written reports with respect thereto.


     5. The Company shall reimburse Employee for reasonable expenses incurred on behalf of Company during the Consulting Term with respect to the provision of consulting services, provided that such expenses are substantiated in accordance with Company policies.


     6. Employee understands and agrees that his obligations to the Company under his existing Retix Employee Proprietary Information and Inventions Agreement between Employee and Company dated August 1, 1995 (the "Proprietary Information Agreement"), a copy of which is attached hereto as Exhibit A, shall
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continue through the Consulting Term and shall thereafter survive termination of his relationship with Company under this Agreement.


     7. Employee and the Company acknowledge and agree that Section 8 (Noncompetition Covenant) of the Employment Agreement shall continue to apply through December 31, 1998 as a result of the payments Employee is receiving pursuant to the Employment Agreement. Employee may engage in other employment, consulting or businesses other than as provided in such Section 8 provided such activity does not preclude him from making himself available to provide periodic consulting services to the Company.


     8. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, and Employee shall perform the consulting services contemplated in this Article II as an independent contractor.

                            III.  RELEASE OF CLAIMS

     9. Employee agrees that the foregoing provisions represent settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts
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that have occurred up until and including the Effective Date of this Agreement relating to Employee's employment with the Company including, without limitation,


         (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

         (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company;

         (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

         (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, and the California Fair Employment and Housing Act;

         (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

         (f)    any and all claims for attorneys' fee and costs.

         The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

     10. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

         (a)    he should consult with an attorney prior to executing this
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Agreement;

         (b) he has at least twenty-one (21) days within which to consider this Agreement;

         (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and

         (d) this Agreement shall not be effective (the "Effective Date") until the revocation period has expired.
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     11. The Company and the Employee represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they have had the opportunity to consult with legal counsel concerning, and are familiar with, the provisions of California Civil Code Section 1542, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Employee and the Company, being aware of said code section, agree to waive expressly any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

                         IV.  OTHER PROVISIONS; GENERAL

     12. Each party agrees to refrain from any disparagement, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

     13. Employee retains any rights to indemnification that he may have under California law. The Company will continue to be obligated to indemnify and defend Employee to the full extent required by California Labor Code Section 2802 and any rights under the Company's Articles of Incorporation, Bylaws and Indemnification Agreement between the Company and Employee dated as of August 1, 1995.

     14. This Agreement together with the written agreements referenced in this Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and together supersede and replace any and all prior agreements and understanding concerning Employee's relationship with the Company and his compensation by the Company.

     15. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer of the Company.

     16. This Agreement shall be governed by the laws of the State of California without reference to provisions concerning conflicts of laws.

     17. This Agreement is effective seven days after it has been signed by both parties.

     18. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
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     19. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:


          (a)  They have read this Agreement;

          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c) They understand the terms and consequences of this Agreement and of the releases it contains;

          (d) They are fully aware of the legal and binding effect of this Agreement.

     IN WITNESS THEREOF, the parties have executed this Agreement on the respective dates set forth below.

                                    RETIX


Dated:  January ____, 1998        By _______________________________________
                                     Bruce Brown, President & CEO


                                     EMPLOYEE



Dated:  January ____, 1998
                                     _______________________________________
                                     M.Y. Stephan
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                                   EXHIBIT A
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                       PROPRIETARY INFORMATION AGREEMENT